Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 25, 2011, relating to the financial statements and financial highlights which appears in the February 28, 2011 Annual Report to Shareholders of GMO Benchmark-Free Allocation Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 13, 2012